Exhibit 10.48
SENIOR ADVISOR AGREEMENT
     THIS SENIOR ADVISOR AGREEMENT (the “Agreement”) is entered into as [April 10, 2009] (the “Effective Date”), by and between MagnaChip Semiconductor, Ltd., a Korean limited liability company (the “Company”), and Robert Krakauer, an individual (“Advisor”).
BACKGROUND
     A. Advisor is a director of the Company, MagnaChip Semiconductor LLC, the parent entity of the Company (“MagnaChip LLC”), and several other affiliated entities of the Company, and is the President and Chief Financial Officer of MagnaChip LLC and the Company pursuant to that certain Amended and Restated Service Agreement dated as of May 8, 2008, by and between the Advisor and the Company (the “Service Agreement”).
     B. Advisor desires to resign as a director of the Company, MagnaChip LLC, and the affiliates, and resign as President and Chief Financial Officer of MagnaChip LLC and the Company and become, and the Company accepts such resignation and desires to retain Advisor as, a senior advisor to the Company to provide and render certain services on the terms and conditions specified below.
     C. The parties hereto now desire to enter into this Agreement to amend and supersede the Service Agreement in its entirety and set forth the terms and conditions of the Company’s engagement of Advisor as a senior advisor to the Company.
     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, and for other good and valuable consideration, intending to be legally bound, the parties hereto do hereby agree as follows:
TERMS
1. Resignation; Amendment of Service Agreement. Advisor hereby resigns from all director and officer (or equivalent) positions (including any membership in any committee of directors or the like) with the Company and its affiliates, effective as of the Effective Date. In accordance with Section 6(d) of the Service Agreement, the parties agree that the Service Agreement is hereby amended and superseded in its entirety by this Agreement.
2. Scope of Services.
     (a) Subject to the terms and conditions hereinafter provided, the Company engages Advisor to provide such services as the Company shall reasonably request, such services to include,without limitation:
          (i) Assisting the officers of the Company with effecting the sale and debt restructuring of the Company and its affiliates; and
          (ii) consulting with and advising the Chief Executive Officer of the Company.
     (b) During the Term (as defined below), Advisor shall be available as needed to perform Advisor’s duties pursuant to this Agreement and as mutually agreed between Company and Advisor. Both parties hereto agree that Advisor’s duties under this Agreement will be limited in nature, and both parties hereto agree to schedule the duties in good faith with regard to the needs and requirements of the other. Advisor shall perform Advisor’s services at a location or locations mutually agreed upon by the parties hereto. During the Term, Advisor shall adhere to such policies of the Company applicable to the conduct of senior executive officers as may be in effect from time to time. The Company acknowledges and agrees that Advisor has accepted employment with, and during the Term will be employed by, another employer that Advisor will separately identify to the Company. The Company consents to such employment provided that the other employer has consented to the arrangement set forth in this Agreement. Advisor will promptly notify the Company in writing of any changes of employer during the Term, and Advisor will procure that such new employer consents to the arrangement set forth in this Agreement.
     (c) At all times during the Term and thereafter, Advisor will assist the Company in the performance of its duties hereunder by providing promptly providing such assistance and documentation, including governance documents, contracts, tax forms and receipts, as are reasonably requested by the Company.
3. Compensation.
     (a) Subject to the terms and conditions of this Agreement, the Company shall pay and provide the following compensation and other benefits to Advisor as consideration for Advisor’s performance under this Agreement:
          (i) Salary. Advisor shall receive a salary at the rate of US$375,000.00 per annum (the “Salary”) during the Term, payable to Advisor on a monthly basis in accordance with the standard payroll practices of the Company as are in effect from time to time for senior executive officers, less all such deductions or withholdings required by applicable law. The Salary amount expressly includes any severance benefit due under Korean law. Advisor agrees that upon termination of this Agreement for any reason, no severance under law or otherwise will accrue to Advisor.
          (ii) Benefits. Advisor shall be entitled to the continuation of the following Company-paid benefits and perquisites for Advisor and Advisor’s eligible dependents: (x) continuation of existing health insurance benefits until the earlier of the expiration of the Term or the date on which Advisor becomes eligible to participate in a new employer’s medical plan; (y) the continuation of the $7,034.30 monthly lease payment and sales/use taxes for Advisor’s personal car until the maturity of such lease in May 2009, and the continuation of the $1,989.85 monthly lease payment and sales/use taxes for the personal car of Advisor’s spouse until the maturity of such lease in August 2009, provided that upon request of Advisor and approval of the respective lessor, Company will transfer either or both car leases to Advisor, provided, further, that in no event will Company pay any lease transfer fee,termination fee, return fee, mileage penalty, repurchase fee, or other fees associated with lease transfer, maturity, or termination for the lease of either car; and (z) reimbursement of tax preparation expenses for the tax year 2009 up to a maximum amount of $5,000.
          (iii) Expenses. During the Term, the Company shall reimburse Advisor for all reasonable and itemized out-of-pocket expenses incurred by Advisor in rendering services hereunder upon submission of appropriate documentation or receipts in accordance with the policies and procedures of the Company as are in effect from time to time.
     (b) The Company acknowledges that Advisor has accrued certain unused vacation days under the Company’s vacation policy for executives. The Company further acknowledges that Advisor voluntarily accepted a base salary reduction of 10 to 20% of Advisor’s base salary during the December 2008 through March 2009 Company pay periods. In addition to the consideration payable pursuant to Section 3(a) above, the Company agrees to pay to Advisor upon the execution of this Agreement, less any applicable taxes or other withholdings as required by law, (i) such accrued vacation amount; (ii) the equivalent of the difference between Advisor’s base monthly salary under the Service Agreement and the salary paid to Advisor during each of the December 2008 through March 2009 pay periods; and (iii) a lump-sum housing stipend payment equivalent to the aggregate amount of Advisor’s monthly housing stipend from the Effective Date through June 30, 2009.
     (c) The Company acknowledges that Advisor is eligible for a tax equalization benefit applying to all salary, bonuses, and certain other benefits earned by Advisor in the tax year 2008 while Advisor served in Korea. Company agrees that this benefit shall survive the termination of the Service

Agreement to the extent that any documentation or payments are not concluded on the Effective Date, Company will reimburse Advisor for reasonable federal or any other tax return preparation expenses on a basis consistent with past practice for the tax year 2008, but not the tax year 2009 (except as set forth in Section 3(a)(ii)(z) above) or any following years.
     (d) Notwithstanding anything to the contrary in the Service Agreement or any other agreement executed between Advisor and the Company or any of its affiliates, Advisor shall not be entitled to any salary, incentive, performance bonus, accelerated vesting or other compensation, benefits, or perquisites of any kind whatsoever from the Company or any of its affiliates in connection with Advisor’s resignation under the Service Agreement and appointment as senior advisor, the termination or expiration of this Agreement or otherwise, except as expressly set forth in this Section 3. Except as set forth in this Section 3, Advisor’s participation in all other benefits and incidents of employment cease on the Effective Date. Advisor ceases accruing employee benefits, including but not limited to severance, incentives, vacation time and paid time off, as of the Effective Date. Advisor acknowledges and represents that the Company has paid all salary, wages, bonuses, annual incentives, accrued vacation and paid time off, commissions, expense reimbursements, severance or separation benefits, and any and all other benefits due to Advisor as of the Effective Date. Advisor represents and warrants that Advisor never suffered an on-the-job or occupational injury or incurred any wage, overtime or leave claims while working at the Company.
4. Equity Interests.
     (a) Pursuant to the terms of the MagnaChip Semiconductor LLC Equity Incentive Plan (“Plan”), the Option Agreements effective as of November 30,2004, executed by and between Advisor and MagnaChip LLC, and the Restricted Unit Subscription Agreements effective as of November 30, 2004, executed by and between Advisor and MagnaChip LLC (the “RUSAs”), under which MagnaChip LLC granted to Advisor options to purchase common units of MagnaChip LLC and Advisor exercised the options and received restricted common units of MagnaChip LLC (the “Restricted Units”), as of the Effective Date: (i) the Restricted Period (as defined in the RUSAs) has lapsed as to all of the Restricted Units, and (ii) MagnaChip LLC waives its right pursuant to Article 4 of the RUSAs to repurchase any of the Restricted Units. The Restricted Units remain subject to all other restrictions in the RUS As and other agreements required to be executed pursuant to the RUSAs.
     (b) Pursuant to the terms of the Plan and the Option Agreement effective as of March 9, 2006, executed by and between Advisor and MagnaChip LLC, under which MagnaChip LLC granted to Advisor options to purchase common units of MagnaChip LLC (the “IPO Option”), as of the Effective Date: (i) Advisor’s IPO Option fully terminates without vesting, (ii) Advisor has and shall have no right to exercise all or any portion of the IPO Option, and (iii) Advisor does not have and shall not have any rights under the IPO Option to purchase units or shares of MagnaChip LLC or any of its affiliates or successors.
     (c) Advisor does not have and shall not have any rights or entitlements to purchase units or shares of MagnaChip LLC or any of its affiliates or successors.
5. Term and Termination.
     (a) This Agreement shall be effective as of the Effective Date and, unless sooner terminated pursuant to the terms hereof, shall continue until [April 10, 2010] (the “Term”).
     (b) This Agreement may be terminated by the Company for Cause at any time, effective immediately upon notice to Advisor. For purposes of this Agreement, “Cause” shall mean (i) Advisor’s breach of this Agreement that, if susceptible to cure, has not been cured as determined by the Company within 10 days after a written demand for cure is delivered to Advisor by the Company; (ii) Advisor’s gross negligence, intentional misconduct or fraud in the performance of Advisor’s duties hereunder; (iii) Advisor’s plea of nolo contendre or guilty to, or conviction of, any felony or any crime involving misappropriation, embezzlement, fraud, dishonesty or the like; or (iv) a judicial determination that Advisor committed fraud or dishonesty against any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity (“Person”).
     (c) Following any termination or expiration of this Agreement for any reason, all obligations of the Company under this Agreement (other than any obligations with respect to the payment of accrued and unpaid Salary and expense reimbursement under Section 3 through the date of termination or expiration, subject to Section 11) shall terminate and Advisor shall not be entitled to any compensation or benefits, including without limitation any Salary or Annual Incentive payments, from the Company or any of its affiliates hereunder or otherwise. Notwithstanding the expiration or termination of this Agreement for any reason, Sections 1 and 4 through 12 shall survive such expiration or termination.
6. Waiver and Release. In consideration of the items set forth in Sections 3(a)(ii)(y), 3(a)(ii)(z), 3(b)(ii), and 3(b)(iii) above, and other benefits provided to Advisor hereunder, Advisor hereby agrees to the following:
     (a) Except for a claim based on a breach of this Agreement by the Company, Advisor, for Advisor and on behalf of Advisor’s heirs, executors, administrators, legal representatives, assignees and successors in interest (in such capacity, the “Releasing Party”), hereby irrevocably and unconditionally settles, waives, releases, remises, acquits and discharges any and all claims, demands, actions or causes of action, known or unknown, which the Releasing Parties may have or could claim against the Company and each of its affiliates, parents, subsidiaries, successors, assigns, and predecessors, and all of their respective employees, agents, officers and directors, and all Persons acting by, through, under or in conceit with any of them or that might be claimed to be jointly or severally liable with them (collectively, the “Company Released Parties”) and the Releasing Party covenants not to sue or bring any action or proceeding against the Company Released Parties with respect to such claims, demands, actions or causes of action. The Releasing Party recognizes that it is giving up all claims, demands, actions and causes of action, which it now may have, whether known or unknown, and whether specifically mentioned or not. The Releasing Party specifically waives any claim or right to assert that any cause of action or alleged cause of action or claim has been, through oversight or error, intentionally or unintentionally omitted from this Agreement. The Releasing Party waives any right to seek reinstatement or re-employment with the Company or any of its affiliates.
     (b) The Releasing Party expressly acknowledges and agrees that the payments set forth in this Agreement constitute consideration for the settlement, waiver, release and discharge of and covenant not to sue with respect to any and all claims or actions arising from Advisor’s employment, or the terms and conditions of Advisor’s employment, including claims arising under express or implied contract, tort, public policy, common law or any national, state or local statute, ordinance, regulation, rule, order or constitutional provision.
     (c) The Releasing Party acknowledges that this Agreement is being entered into as a settlement and compromise of any claims and is not to be construed in any manner as an admission of any liability on the part of the Company or any Company Released Party.
     (d) The Releasing Party acknowledges that the only consideration for signing this Agreement and all that the Releasing Party is ever to receive from the Company or its affiliates are the terms expressly stated herein, and that no other promises or agreements of any kind have been made to or with the Releasing Party by any Person whatsoever to cause Advisor to sign this Agreement.
     (e) Advisor acknowledges that it has read and fully understands all of the provisions of this Agreement and is entering into this Agreement freely and voluntarily. Advisor has been and is hereby advised to consult with an attorney prior to signing.

     (f) Advisor represents that Advisor is not aware of any claim by Advisor other than the claims that are released by this Agreement. Advisor acknowledges that Advisor has had the opportunity to be advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows; A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN ADVISOR’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY ADVISOR MUST HAVE MATERIALLY AFFECTED ADVISOR’S SETTLEMENT WITH THE DEBTOR. Advisor, being aware of said code section, agrees to expressly waive any rights Advisor may have thereunder, as well as under any other statute or common law principles of similar effect.
     (g) Advisor agrees to execute a release of claims substantially in the form as set forth in this Section 6 upon the conclusion of the Term or the termination of this Agreement for any reason.
7. Non-Compete. Without the Company’s prior written consent, during the Term, Advisor shall not, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, manager, or agent of, enter into any employment of, act as a consultant or advisor to, or perform any services for, any business which at any time during such period is in competition with any material business in which the Company, or any of its affiliates, has taken substantial steps to engage or is engaged at any time during such period, anywhere in the world. This provision shall not be construed to prohibit the ownership by Advisor of less than 2% of any class of securities of any corporation, so long as Advisor remains a passive investor in such entity.
8. Non-Solicitation. Without the Company’s prior written consent, during the Term, Advisor shall not, directly or indirectly, for Advisor’s own account or for the account of any other Person (i) solicit, interfere with, or attempt to entice away from the Company or any of its affiliates, or any successor to any of the foregoing, any individual who is or has agreed to be employed or retained by the Company or any of its affiliates or any successor to any of the foregoing; or (ii) solicit or attempt to solicit the trade of any Person which, at the time of such solicitation, is a significant customer of the Company or any of its affiliates, or any successor to any of the foregoing, or which the Company or any of its affiliates, or any successor to any of the foregoing, is undertaking reasonable steps to procure as a customer.
9. Non-Disparagement. Advisor agrees that, at all times during the Term and thereafter, Advisor shall not make, or cause or assist any other Person to make, any statement or other communication which impugns or attacks, or is otherwise critical of, the reputation, business or character of any of the Company Released Parties or any of their respective products or services. The foregoing restrictions shall not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.
10. Non-Disclosure.
     (a) Advisor acknowledges that Advisor has had, and may during the Term have, access to confidential or proprietary information or both relating to the business of, or belonging to, the Company or any of its affiliates or third parties including, but not limited to, proprietary or confidential information, technical data, trade secrets, or know-how in respect of research, product plans, products, services, customer lists, customers, markets, computer software (including object code and source code), data and databases, outcomes research, documentation, instructional material, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware, configuration information, models, manufacturing processes, sales information, cost information, business plans, business opportunities, marketing, finances or other business information disclosed to Advisor in any manner including by drawings or observations of parts or equipment, etc. (collectively, “Confidential Information”), all of which have substantial value to the Company, its affiliates or such third parties.
     (b) Advisor agrees that, at all times during the Term and thereafter, except as authorized by the Company in writing, Advisor shall: (i) not use any Confidential Information except, during the

Term, in furtherance of Advisor’s duties hereunder; (ii) not disclose any Confidential Information to any other Person, except to personnel of the Company utilizing it in the course of their employment by the Company or to Persons identified to Advisor in writing by the Company; and (iii) respect and adhere to any non-disclosure, confidentiality or similar agreements to which the Company or any of its affiliates are, or during the Term become, a party or subject.
     (c) Advisor hereby confirms that all Confidential Information and “Company Materials” (as hereinafter defined) are and shall remain the exclusive property of the Company. Immediately upon the termination or expiration of this Agreement, or during the Term upon the request of the Company, Advisor shall return all Company Materials, or any reproduction of such materials, apparatus, equipment and other physical property. For purposes of this Agreement, “Company Materials” are documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by Advisor or others.
     (d) Advisor hereby agrees not to disclose to the Company, and not to induce the Company to utilize, any proprietary information or trade secrets of any other party that are in Advisor’s possession, unless and to the extent that Advisor has authority to do so.
11. Severability and Equitable Relief. The provisions of this Agreement, including without limitation Sections 6 through 10, are separate and independent provisions, and the invalidity or unenforceability of one or more of these provisions or covenants shall not affect the validity or enforceability of the remaining provisions or of the other covenants of this Agreement. Advisor hereby acknowledges that Advisor has carefully reviewed the provisions of this Agreement, including without limitation Sections 6 through 10, and agrees that the provisions are fair and equitable. However, if any one or more of the provisions of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable or enforceable under such circumstances shall be substituted for the stated period, scope or area. Advisor agrees that the Company would suffer irreparable injury if Advisor were to breach any of the provisions of Sections 6 through 10, and that in the event of such violation, the Company shall (in addition to all other rights and remedies available to it) be entitled to an injunction restraining Advisor from such breach, specific performance of Sections 6 through 10 and/or other equitable relief, without the necessity of proving the inadequacy of any legal remedy or posting any bond or other security.
12. Miscellaneous.
     (a) Advisory Relationship.
          (i) Advisor shall be considered a part-time temporary employee of the Company. Advisor shall not be an agent of the Company or any of its affiliates and shall have no power to bind or to otherwise obligate the Company or any of its affiliates in any manner whatsoever, nor shall Advisor be authorized to enter into agreements or any other contractual relationships on behalf of the Company or any of its affiliates, without the prior written consent of the Company.
          (ii) Advisor acknowledges, and agrees, that Advisor will not be entitled to participate in, or accrue any benefit under, any employee benefit plan of the Company or any of its affiliates, on account of the services rendered pursuant to this Agreement (except, during the Term, as expressly set forth in Section 3(a)(ii) above).
     (b) Tax Withholding. All amounts paid to Advisor hereunder shall be subject to all applicable tax withholding as required by law.

     (c) Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery, or certified mail, return receipt requested, or (if to the Company) by telex or facsimile, in any case delivered to the applicable address set forth below:

To the Company:	MagnaChip Semiconductor, Ltd.
891 Daechi-dong, Gangnam-Gu Seoul 135-738 Korea
Facsimile No: 82-2-6903-3898
Attn: General Counsel

To the Officer:	at the last known residential address.
or to such other Persons or other addresses as either party may specify to the other by notice.
     (d) Assignment; Assumption of Agreement This Agreement shall be binding upon and inure to the benefit of (i) the heirs, executors, and legal representatives of Advisor upon Advisor’s death, and (ii) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means (i) any Person which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company or (ii) any corporation or business entity which is an affiliate of the Company and which expressly assumes the Company’s obligations hereunder in writing. None of the rights of Advisor to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, delegation, transfer, conveyance, or other disposition of Advisor’s rights or obligations under this Agreement shall be null and void.
     (e) Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the parties. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or at any prior or subsequent time.
     (f) Severability. If any term or provision of this Agreement or the application thereof to any Person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction,
     (g) GOVERNING LAW, VENUE AND JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, UNITED STATES OF AMERICA, WITHOUT GIVING EFFECT TO ANY PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AGREE NOT TO COMMENCE ANY SUIT, ACTION OR PROCEEDING RELATING THERETO EXCEPT IN SUCH COURTS, WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO MOVE TO DISMISS OR

TRANSFER ANY SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT ON THE BASIS OF ANY OBJECTION TO PERSONAL JURISDICTION, VENUE OR INCONVENIENT FORUM AND WAIVE THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO ANY MATTER WHATSOEVER RELATING TO OR ARISING OUT OF THIS AGREEMENT AND CONSENT TO SERVICE OF PROCESS BY MAIL OR ANY OTHER MANNER PERMITTED BY SUCH COURTS.
     (h) Remedies Cumulative; Set Off. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Company may set off any amount which is or may subsequently become due or payable by it or any of its affiliates to Advisor in terms of this Agreement or otherwise, against any amount which is or may subsequently become due or payable to the Company by Advisor, in terms of this Agreement or otherwise.
     (i) Entire Agreement. This Agreement constitutes the entire agreement of Advisor, the Company and any predecessors or affiliates thereof with respect to the subject matter hereof and replaces and supersedes as of the Effective Date any and all prior oral or written agreements, understandings or arrangements between such Persons, including, without limitation, the Service Agreement and the Subscription Agreements.
     (j) Headings and Interpretive Issues. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement or affect its meaning, construction or effect. In the event any ambiguity or question of interpretation or intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. For purposes of interpretation or resolving ambiguities, this Agreement, as executed in English, will prevail over any translation. Capitalized terms used but not defined herein shall have the meaning attributed to them in the Service Agreement.
     (k) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and each of which shall be deemed an original. Delivery of an executed counterpart of a signature page to this Agreement by electronic means, such as facsimile or portable document format, shall be as effective as delivery of a manually executed counterpart of this Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

MAGNACHIP SEMICONDUCTOR, LTD.:
By:	/s/Sang Park
Sang Park
Chairman and Chief Executive Officer

ADVISOR:
/s/Robert Krakauer
Robert Krakauer